EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-112311, No. 333-38167, No. 333-82685, No. 333-92577, No. 333-36790 and No. 333-51914) and in the related prospectuses, and to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-11299, No. 333-35287, No. 333-85575, 333-59158, No. 333-34320, No. 333-52804, No. 333-59160, No. 333-123452 and No. 333-129269) pertaining to the 1993 Stock Plan, the 1996 Nonemployee Directors Stock Option Plan, the 1998 Stock Incentive Plan, the GMS/Affymetrix 1998 Stock Plan, the Affymetrix/Neomorphic, Inc. 1998 Stock Option Plan, the Amended and Restated 2000 Equity Incentive Plan of Affymetrix, Inc. and the ParAllele BioScience, Inc. 2001 Stock Option Plan of Affymetrix, Inc. of our report dated March 2, 2006, (except for Notes 3 and 20, as to which the date is August 23, 2006), with respect to the consolidated financial statements and schedule of Affymetrix, Inc., and our report dated March 2, 2006, with respect to Affymetrix, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Affymetrix, Inc., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Palo Alto, California
July 25, 2007